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                                                         OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. ___)*

                                  Labtec Inc.
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                                (Name of Issuer)

                          Common Stock, $.01 par value
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                         (Title of Class of Securities)

                                   846281103
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                                 (CUSIP Number)

                                December 1, 1999
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)


---------------

  * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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CUSIP No. 846281103               SCHEDULE 13G

================================================================================
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The KB Mezzanine Fund II, L.P.
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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                  5    SOLE VOTING POWER

NUMBER OF              354,621 shares
                  --------------------------------------------------------------
SHARES            6    SHARED VOTING POWER

BENEFICIALLY           0

OWNED BY
                  --------------------------------------------------------------
EACH              7    SOLE DISPOSITIVE POWER

REPORTING              354,621 shares
                  --------------------------------------------------------------
PERSON            8    SHARED DISPOSITIVE POWER

WITH:                  0

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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     354,621
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.2%
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12   TYPE OF REPORTING PERSON*

     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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Item 1(a) Name of Issuer:

          Labtec Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          1499 Southeast Tech Center Place, Suite 350
          Vancouver, WA 98683
          360-896-2000

Item 2(a) Name of Person Filing:

          The KB Mezzanine Fund II, L.P.

Item 2(b) Address of Principal Business Office or, if none, Residence:

          19 Old Kings Highway South
          Darien, CT 06820

Item 2(c) Citizenship:

          Delaware limited partnership.

Item 2(d) Title of Class of Securities:

          Common Stock, $.01 par value.

Item 2(e) CUSIP Number:

          846281103

Item 3 If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          Not applicable


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Item 4    Ownership:

          (a) Amount Beneficially Owned:

              See Row 9 of cover page.

          (b) Percent of Class:

              See Row 11 of cover page.

          (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote

                    See Row 5 of cover page.

              (ii) shared power to vote or to direct the vote

                    See Row 6 of cover page.

              (iii) sole power to dispose or to direct the disposition of

                    See Row 7 of cover page.

              (iv) shared power to dispose or to direct the disposition of

                    See Row 8 of cover page.

Item 5   Ownership of Five Percent or Less of a Class:

         Not applicable



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Item 6 Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

         Not applicable

Item 8 Identification and Classification of Members of the Group:

         Not applicable

Item 9   Notice of Dissolution of Group:

         Not applicable

Item 10  Certification:

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 13, 1999

THE KB MEZZANINE FUND II, L.P.

By:  EIP Capital Partners, L.P.
Its: General Partner

     By:  Equinox Investment Partners, L.L.C.
     Its: General Partner

     /s/  ROBERT J. WICKEY
     -----------------------------
     By:  Robert J. Wickey
     Its: Managing Member

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)